October 13, 2005


Mail Stop 4561

Mr. Gerald H. Lipkin
Chairman of the Board, President and Chief Executive Officer
Valley National Bancorp
1455 Valley Road
Wayne, NJ 07470

Re:	Valley National Bancorp
      Form 10-K for Fiscal Year Ended December 31, 2004
      Form 10-K/A for Fiscal Year Ended December 31, 2004
      Form 10-Q for Fiscal Quarter Ended March 31, 2005
      Form 10-Q for Fiscal Quarter Ended June 30, 2005
      File No. 001-11277

Dear Mr. Lipkin:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Donald A. Walker
Senior Assistant Chief Accountant